EXHIBIT 5.1

Pillsbury Winthrop LLP

January 30, 2004

California Pizza Kitchen, Inc.

6053 West Century Boulevard, Suite 1100

Los Angeles, California 90045-6430

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for California Pizza Kitchen, Inc., a California corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 875,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), consisting of 500,000 shares (the “Stock Plan Shares”) of Common Stock issuable pursuant to the Company’s 1998 Stock-Based Incentive Compensation Plan (the “Stock Plan”) and 375,000 shares (the “ESPP Shares”) of Common Stock issuable pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Stock Plan Shares and the ESPP Shares have been duly authorized and, when issued and sold in accordance with the Stock Plan and the ESPP, respectively, will be legally issued, fully paid and nonassessable. The opinion is limited to matters governed by the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP